Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

AngioCare Corporation

ArthroCare Corporation Cayman Islands

ArthroCare Costa Rica SRL

ArthroCare Deutschland GmbH

ArthroCare Europe AB

ArthroCare France SRL

ArthroCare International, Inc.

ArthroCare Italy SPA

ArthroCare U.K. LTD

Atlantech Medical Devices (UK) Ltd.

Atlantech Medical Devices Ltd.

Atlantech Medizinische Produkte Vertreibs

Atlantech Medizintechnik GmbH

LySonix, Inc.

MDA Capital, Inc.

Medical Device Alliance Inc.

Parallax Medical, Inc.

OC Acquisition Sub, LLC